Exhibit 99.1

C4 Therapeutics Reports Recent Business Highlights and First Quarter 2021 Financial Results

– Preclinical Data for CFT7455, a novel IKZF1/3 Degrader, in Non-Hodgkin's Lymphoma Xenograft Models Accepted for Presentation at the International Conference on Malignant Lymphoma (ICML)
in June –

– CFT7455 Phase 1/2 Clinical Trial in Multiple Myeloma and Non-Hodgkin’s Lymphomas On Track to Initiate in 1H 2021–

– IND Application Submission for CFT8634, a BiDAC™ Degrader Targeting BRD9 for Synovial Sarcoma and SMARCB1-deleted Tumors, Planned for 2H 2021 –

WATERTOWN, Mass., May 13, 2021 (GLOBE NEWSWIRE) – C4 Therapeutics, Inc. (C4T) (Nasdaq: CCCC), a biopharmaceutical company pioneering a new class of small-molecule medicines that selectively destroy disease-causing proteins through degradation, today reported business highlights and financial results for the first quarter of 2021.

“C4T continues to build momentum following FDA clearance of our IND application for our lead candidate, CFT7455, a MonoDAC™ protein degrader for the treatment of hematologic malignancies,” said Andrew Hirsch, chief executive officer at C4 Therapeutics. “After presenting compelling preclinical data for CFT7455 in multiple myeloma at AACR, we are excited to share our preclinical work in non-Hodgkin’s lymphoma at the upcoming ICML meeting. Our team has also successfully completed site initiation activities to enable patient enrollment in our CFT7455 Phase 1/2 clinical trial and we are on track to begin dosing patients this quarter. In tandem, we continue to invest in our TORPEDO™ platform and advance our emerging pipeline with the goal of delivering four clinical-stage programs by year-end 2022. This includes submission of our second IND application to the FDA for CFT8634, a BiDAC protein degrader targeting BRD9 for synovial sarcoma and SMARCB1-deleted tumors, which is anticipated by year-end 2021.”

FIRST QUARTER 2021 AND RECENT HIGHLIGHTS

•

Presented at the American Association for Cancer Research (AACR) Annual Meeting 2021: In April 2021, C4T presented preclinical data for CFT7455, C4T’s lead MonoDAC degrader, targeting IKZF1/3 for the treatment of hematologic malignancies. The in vitro results presented confirmed that treatment with CFT7455 results in deep, rapid degradation of IKZF1/3 proteins, generating apoptotic cell death. In mouse xenograft models of IMiD-insensitive multiple myeloma, preclinical data further established CFT7455 as a highly potent, catalytic degrader of IKZF1/3, capable of generating anti-tumor activity as a single agent and in combination with dexamethasone. These results, which support clinical evaluation of CFT7455 in multiple myeloma and other hematologic malignancies, were delivered as a late-breaking oral presentation during the first session of the AACR Annual Meeting 2021.

•

Secured IND Clearance for CFT7455: In January 2021, the U.S. Food and Drug Administration (FDA) cleared C4T’s first investigational new drug (IND) application for CFT7455 for the treatment of relapsed or refractory multiple myeloma and non-Hodgkin’s lymphomas.

Exhibit 99.1

UPCOMING KEY MILESTONES

•

Initiate a Phase 1/2 clinical trial for CFT7455 in 1H 2021. The Phase 1/2 clinical trial will be an open-label, two-part dose escalation and expansion study evaluating CFT7455 across multiple hematologic malignancies, including multiple myeloma and various non-Hodgkin’s lymphomas, including peripheral T cell lymphoma and mantle cell lymphoma. The trial will primarily assess safety and tolerability, with key secondary objectives to characterize the pharmacokinetic and pharmacodynamic profile and anti-tumor activity of CFT7455.

•	Submit an IND application for CFT8634 in 2H 2021. CFT8634 is an orally bioavailable BiDAC degrader targeting BRD9 for the treatment of synovial sarcoma and SMARCB1-deleted solid tumors.
•

Advance the BRAF program into IND-enabling studies in 2021. The objective of the BRAF program is to develop an orally bioavailable BiDAC degrader targeting BRAF V600E mutations for the treatment of genetically defined solid tumors, including locally advanced or metastatic melanoma and non-small cell lung cancer (NSCLC). The BRAF program is partnered with Roche.

•

Advance the RET program into IND-enabling studies in 2021. The objective of the RET program is to develop an orally bioavailable BiDAC degrader targeting genetically altered RET for the treatment of solid tumors, including relapsed or refractory NSCLC and sporadic medullary thyroid cancers that are resistant to RET inhibitors.

UPCOMING EVENTS

•	May 26, 2021 – C4T will participate in the UBS Global Healthcare Conference
•	June 1, 2021 – C4T will participate in the Jefferies Healthcare Conference
•

June 18-22, 2021 – C4T will present pre-clinical data on CFT7455 in non-Hodgkin’s lymphoma at the 16th Annual ICML meeting. CFT7455 is a novel, IKZF1/3 MonoDAC degrader that has demonstrated potent tumor regression in a spectrum of NHL xenograft models.

FIRST QUARTER 2021 FINANCIAL RESULTS

Revenue: Total revenue for the first quarter of 2021 was $7.4 million, compared to $6.8 million for the first quarter of 2020. Total revenue reflects revenue recognized under collaboration agreements with Roche, Biogen and Calico. The increase in revenue was primarily due to additional progress made on our targets under the Biogen collaboration agreement.

Research and Development (R&D) Expense: R&D expense for the first quarter of 2021 was $20.5 million, compared to $16.3 million for the first quarter of 2020. The increase in R&D expense was primarily attributable to higher preclinical costs related to our lead programs and increased workforce expenses to support our growing clinical development activities for CFT7455.

General and Administrative (G&A) Expense: G&A expense for the first quarter of 2021 was $7.4 million, compared to $2.8 million for the first quarter of 2020. The increase in G&A expense was primarily attributable to workforce expenses related to our growing G&A functions, principally stock-based compensation expense related to new stock option grants and an increase in the fair value of our common stock, and higher professional fees and insurance costs resulting from our transition to a public company.

Net Loss and Net Loss per Share: Net loss for the first quarter of 2021 was $21.0 million, compared to $11.9 million for the first quarter of 2020. Net loss per share for the first quarter of 2021 was $0.49,

Exhibit 99.1

compared to $9.59 for the first quarter of 2020. The decrease in net loss per share despite the increase in net loss was driven by a significant increase in the weighted-average shares outstanding caused by our initial public offering of 11,040,000 common shares in October 2020 and the resultant conversion of our then outstanding shares of redeemable convertible preferred stock into 30,355,379 shares of common stock.

Cash Position and Financial Guidance: Cash, cash equivalents and marketable securities as of March 31, 2021 were $346.0 million, compared to $371.7 million as of December 31, 2020. The change in cash was primarily driven by expenditures to fund operations. We expect that our cash, cash equivalents and marketable securities as of March 31, 2021, together with future payments expected to be received under existing collaboration agreements, will be sufficient to fund our existing operating plan to the end of 2023.

About C4 Therapeutics

C4 Therapeutics (C4T) is a biopharmaceutical company focused on harnessing the body’s natural regulation of protein levels to develop novel therapeutic candidates to target and destroy disease-causing proteins for the treatment of cancer and other diseases. This targeted protein degradation approach offers advantages over traditional therapies, including the potential to treat a wider range of diseases, reduce drug resistance, achieve higher potency, and decrease side effects through greater selectivity. To learn more about C4 Therapeutics, visit www.C4Therapeutics.com.

Forward-Looking Statements

This press release contains “forward-looking statements” of C4 Therapeutics, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but may not be limited to, express or implied statements regarding our ability to develop potential therapies for patients; the design and potential efficacy of our therapeutic approaches; the predictive capability of our TORPEDO™ platform in the development of novel, selective, orally bioavailable degraders; the potential timing, design, initiation, and advancement of our preclinical studies and clinical trials, including the potential timing for regulatory authorization related to clinical trials; our ability and the potential to successfully manufacture and supply our product candidates for clinical trials; our ability to replicate results achieved in our preclinical studies or clinical trials in any future studies or trials; anticipated revenue under our existing collaboration agreements; the impact of COVID-19 on our operations, clinical trials and supply chain; our current resources and cash runway; and regulatory developments in the United States and foreign countries. Any forward-looking statements in this press release are based on management’s existing operating plan, current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: uncertainties related to the initiation, timing, advancement and conduct of preclinical and clinical studies and other development requirements for our product candidates; the risk that any one or more of our product candidates will cost more to develop or may not be successfully developed and commercialized; and the risk that the results of preclinical studies and/or clinical trials will or will not be predictive of results in connection with future studies or trials. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in C4 Therapeutics’ most recent Annual Report on Form 10-K and/or Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and C4 Therapeutics undertakes no duty to update this information unless required by law.

Exhibit 99.1

Condensed Consolidated Balance Sheet Data
(in thousands)
(unaudited)

	March 31, 2021	December 31, 2020
Cash, cash equivalents and marketable securities	$345,974	$371,689
Total assets	374,007	400,138
Deferred revenue, current and net of current	77,451	81,220
Long-term debt − related party	10,231	10,052
Total stockholders’ equity	263,705	280,791

Condensed Consolidated Statement of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue from collaboration agreements	$7,426	$6,816
Operating expenses:
Research and development	20,526	16,312
General and administrative	7,409	2,842
Total operating expenses	27,935	19,154
Loss from operations	(20,509)	(12,338)
Other (expense) income, net:
Interest expense and amortization of long-term debt − related party	(534)	—
Interest and other income, net	72	259
Total other (expense) income, net	(462)	259
Loss before income taxes	(20,971)	(12,079)
Income tax benefit	—	167
Net loss	$(20,971)	$(11,912)
Accrual of preferred stock dividends	—	(2,111)
Net loss attributable to common stockholders	$(20,971)	$(14,023)
Net loss per share attributable to common stockholders − basic and diluted	$(0.49)	$(9.59)
Weighted-average number of shares used in computed net loss per share − basic and diluted	43,084,978	1,462,759

Investor & Media Contact:

Kendra Adams

SVP, Communications & Investor Relations

Kendra.Adams@c4therapeutics.com